ARTICLES OF AMENDMENT


           DREYFUS PREMIER EQUITY FUNDS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST:    The charter of the Corporation is hereby amended by
redesignating Dreyfus Premier Emerging Markets Fund as Dreyfus Premier Developing Markets Fund and the issued and unissued shares of Dreyfus Premier Emerging Markets Fund as shares of the same class of Dreyfus Premier Developing Markets Fund.

           SECOND:   The foregoing amendments to the charter of the
  Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by
  Section 2-605 of Title II of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation; and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

           The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

           IN WITNESS WHEREOF, Dreyfus Premier Equity Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, on September 10, 2002.



                                 DREYFUS PREMIER EQUITY FUNDS, INC.

                                    By:/s/ Mark N. Jacobs
                                       Mark N. Jacobs
                                       Vice President

WITNESS:



/s/ Michael A. Rosenberg
________________________________
Michael A. Rosenberg
Secretary